UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): September 11, 2019

Novo Integrated Sciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On September 11, 2019, Novo Integrated Sciences, Inc. (the “Company”) entered into a Proposal (the “Proposal”) for Joint Venture between the Company and Harvest Gold Farms, Inc. (“HGF”), collectively the “parties”. The Proposal is intended to be the basis of a joint venture between the Company and HGF for the purpose of developing, managing and arranging medicinal farming projects involving industrial hemp and medical cannabis cash crops (the “Joint Venture”).

The Joint Venture expects that the Company will assist in development and management and purchase biomass resulting from open field farming for health-related cash crops, in particular medicinal cannabis and industrial hemp in addition to the development and construction of processing facilities as well as finished goods manufacturing and packaging facilities. HGF will provide the land, farming expertise, biomass and necessary approvals for the development of the agricultural project. Pursuant to the terms of the Proposal, the Company agreed that it would remunerate HGF on the basis of a mutually agreeable distribution allocation, and to issue Company common stock to HGF at commercially reasonable value in consideration of future equity appreciation. HGF agreed, among other things, to assist the Joint Venture in any way deemed necessary by the Joint Venture in the marketing and sales of all cash crop associated with the project domestically and internationally, to grow medicinal agriculture crop at the highest standard, and to grow in the most profitable manner while maintaining the standards of excellence required to maintain elite status.

The parties expect that the Joint Venture will be registered and incorporated in a Canadian jurisdiction mutually acceptable to both parties, and that the Joint Venture will have all the liabilities of the project in relation to finance and operation, with HGF having no liability in relation to the project. All staffing, including but not limited to, management, specialized or general labor requirements for farming will be the sole responsibility of HGF.

Pursuant to the terms of the Proposal, each of the parties shall contribute to the start-up as follows:

●	The Company:

○	Complete and finalize a business plan, farm engineering and layout plans, a detailed procurement project binder and an implementation and roll-out plan,
○	Make arrangements for construction of any facilities required for the profitable farming of medicinal crops,
○	Direct project finance model and selection of EPC and management service providers, and
○	Arrange for product purchase contracts.

●	HGF:

○	Provide the land and approvals for greenhouse (if necessary), open field farming and other facilities as required,
○	Arrange for all required titled land for greenhouses and outdoor agriculture platforms,
○	Arrange for all building permits, environmental approvals and HGF internal approvals, including confirmation of tax-free Joint Venture status for the duration of the Proposal (if possible), and
○	Provide elite farming expertise for the purposes of maximizing potential profits.

Distribution will be based on the Company’s audited review and will be made on the basis of 70% of net profit to the Company and 30% of net profit to HGF.

The initial term of the Proposal will expire in five years from execution, unless sooner terminated. The Company and HGF may renew the Proposal within three years of the expiration of the initial term upon mutual agreement.

The foregoing description of the Proposal does not purport to be complete and is qualified in its entirety by reference to the full text of the Proposal, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Proposal for Joint Venture dated September 11, 2019 between the registrant and Harvest Gold Farms, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: September 17, 2019	By:	/s/ Robert Mattacchione
Robert Mattacchione
Chief Executive Officer